Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-180289

September 17, 2013

2.625% Senior Notes due 2018

Final Term Sheet:

Issuer:	HSBC USA Inc.
Bookrunner:	HSBC Securities (USA) Inc.
Structure:	5-year Senior Notes
Ratings:	A2 /A+ /AA- (Stable /Negative /Stable)
Pricing Date:	September 17, 2013
Settlement Date:	September 24, 2013 (T+5)
Use of Proceeds:	General corporate purposes, which may include investments in and advances to our affiliates or subsidiaries, including HSBC Bank USA, N.A.
Maturity Date:	September 24, 2018
Form of Note:	Senior Notes
Form of Offering:	SEC Registered
CUSIP/ISIN:	40428H PJ5/US40428HPJ58
Co-Managers:

ABN AMRO Securities (USA) LLC

Banca IMI S.p.A.

BBVA Securities Inc

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Comerica Securities, Inc.

Commerz Markets, LLC

Danske Markets Inc

J.P. Morgan Securities LLC

Mizuho Securities USA Inc.

nabSecurities, LLC

Natixis Securities America LLC

RBC Capital Markets Corporation

RB International Markets (USA) LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Transaction Details:

Principal Amount:	$750,000,000
Benchmark Treasury:	UST 1.500% due August 31, 2018
Treasury Yield:	1.612%
Treasury Price:	99-15
Re-offer Spread:	UST + 105 basis points
Coupon:	2.625%
Re-offer Yield:	2.662%
Issue Price:	99.828%
Gross Fees:	0.350%
Net Price:	99.478%
Total Proceeds to Issuer:	$746,085,000
Interest Payment Dates:	Semi-annual on each March 24 and September 24, commencing March 24, 2014
Call Features:	NCL
Day Count Convention:	30/360
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Principal Paying Agent:	HSBC Bank USA, N.A.

Floating Notes due 2018

Final Term Sheet:

Issuer:	HSBC USA Inc.
Bookrunner:	HSBC Securities (USA) Inc.
Structure:	5-year Senior Notes
Ratings:	A2 /A+ /AA- (Stable /Negative /Stable)
Pricing Date:	September 17, 2013
Settlement Date:	September 24, 2013 (T+5)
Use of Proceeds:	General corporate purposes, which may include investments in and advances to our affiliates or subsidiaries, including HSBC Bank USA, N.A.
Maturity Date:	September 24, 2018
Form of Note:	Senior Notes
Form of Offering:	SEC Registered
CUSIP/ISIN:	40428H PK2/ US40428HPK22
Co-Managers:

ABN AMRO Securities (USA) LLC

Banca IMI S.p.A.

BBVA Securities Inc

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Comerica Securities, Inc.

Commerz Markets, LLC

Danske Markets Inc

J.P. Morgan Securities LLC

Mizuho Securities USA Inc.

nabSecurities, LLC

Natixis Securities America LLC

RBC Capital Markets Corporation

RB International Markets (USA) LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Transaction Details:

Principal Amount:	$250,000,000
Coupon:	Three-month USD LIBOR plus 88 bps
Issue Price:	100.000%
Gross Fees:	0.350%
Net Price:	99.650%
Total Proceeds to Issuer:	$249,125,000
Interest Payment Dates:	Quarterly on the 24th of each of March, June, September and December, commencing December 24, 2013
Call Features:	NCL
Day Count:	Actual/360
Day Count Convention:	Modified Following, Adjusted
Payment Days:	New York & London
Interest Determination Date:	Two London Business Days. The initial interest rate will be the three-month USD LIBOR plus 88 bps, as determined on September 20, 2013.
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Principal Paying Agent:	HSBC Bank USA, N.A.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Senior Notes will be made against payment therefor on or about September 24, 2013, which will be the fifth business day following the date of pricing of the Senior Notes (such settlement cycle being referred to herein as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on the date of pricing or the following business day will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Senior Notes who wish to trade those Senior Notes on the date of pricing or the following business day should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free 1-866-811-8049.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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